SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 8-K

                             -----------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): May 14, 2001

                           Covanta Energy Corporation
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

          Delaware                    1-3122                 13-5549268
--------------------------------------------------------------------------------
(State or Other Jurisdiction     (Commission File           (IRS Employer
      of Incorporation)               Number)            Identification No.)

40 Lane Road, Fairfield, New Jersey                            07004
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)                 (Zip Code)

       Registrant's telephone number, including area code: (973) 882-9000

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

         Item 5.  Other Events.

         On May 14, 2001, Covanta Energy Corporation issued a press release reporting financial results for the first quarter 2001, a copy of which is attached hereto as Exhibit A.

         On May 15, 2001, Covanta Energy Corporation held a conference call regarding financial results. A copy of the transcript of the company's prepared remarks on that conference call is attached hereto as Exhibit B.

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)      Financial Statements of business acquired:    Not applicable.

(b)      Pro forma financial information:    Not applicable.

(c)      Exhibit:    Not applicable.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 15, 2001

                                            COVANTA ENERGY CORPORATION


                                            By: /s/ Jeffrey R. Horowitz
                                                -----------------------

                                            Name:  Jeffrey R. Horowitz
                                            Title: Senior Vice President,
                                                   Legal Affairs, and
                                                   Secretary

Exhibit A

                                                                  [COVANTA LOGO]


FOR IMMEDIATE RELEASE
---------------------

        COVANTA ENERGY CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2001


                 -- Company Posts Recurring Base EBIT of $28 Million, 87%
                    Increase Over Comparable Period of 2000--

          -- Records First Quarter Net Income of $9 Million, $0.19 per Share --


FAIRFIELD, NJ, MAY 14, 2001 - Covanta Energy Corporation (NYSE: COV) today reported results for the first quarter ended March 31, 2001.

Recurring base earnings before interest and taxes (EBIT) from the Company's continuing Energy operations were $28 million for the period ended March 31, 2001, compared to $15 million in the comparable period of 2000. On a consolidated basis, including expenses associated with non-core activities and corporate interest, the Company reported net income of $9 million, or $0.19 per diluted share. For the quarter ended March 31, 2000, the Company reported a consolidated net loss of $29 million, including net losses from discontinued operations of $25 million.

"These excellent results from our recurring energy business continue to reflect the strong fundamentals underlying our company and the energy assets we have put in place," said Scott G. Mackin, President and Chief Executive Officer. "We are well on our way to attaining our growth target for recurring EBIT of $120-123 million this year, or an increase of 17% over 2000. I'm also pleased to report that the consolidated results for the current quarter represent the return of the Company to profitability, the first such profitable quarter since the beginning of the restructuring process."

FIRST QUARTER 2001 RESULTS

                                                   FOR THE THREE MONTHS
ENERGY:                                           ENDED MARCH 31, ($MM)
                                                  =====================
    EBIT                                         2001             2000
                                                 ----             ----
    Recurring base EBIT                            28               15
    Non-recurring items                           (1)              (3)
                                                  ---              ---
    Total Energy EBIT                              27               12

NON-ENERGY:
    Other segment losses                          (1)              (3)
    Unallocated corporate overhead                (4)              (6)

INTEREST EXPENSE, NET                             (8)              (8)
                                                  ---              ---

PRE TAX INCOME  (LOSS)                             14              (5)

INCOME TAX(PROVISION) BENEFIT                     (5)                1
                                                  ---              ---

INCOME (LOSS) FROM CONTINUING OPERATIONS            9              (4)

LOSS FROM DISCONTINUED OPERATIONS (net of tax)      -             (25)
                                                  ---             ----

CONSOLIDATED NET INCOME (LOSS)                      9             (29)
                                                 ====             ====


For the three months ended March 31, 2001, the Company reported EBIT from its Energy business of $27 million on revenues of $224 million, compared to EBIT of $12 million on revenues of $225 million in the comparable period of 2000. The 2001 results include $1 million of non-recurring charges, consisting of losses associated with the remaining construction business of it non-core environmental consulting and construction subsidiary ("OEES"). As previously mentioned, the Company is in the process of winding down its remaining two construction projects, with operations expected to cease within approximately twelve months. The March 31, 2000 EBIT included $3 million of non-recurring charges (net), resulting primarily from losses at its OEES subsidiary.

Adjusting for these items, the recurring base Energy EBIT for the three months ended March 31, 2001 was $28 million, compared to $15 million for the comparable period in 2000. The increase in recurring EBIT of $13 million, or 87%, is largely due to increased production and favorable energy pricing, at various IPP and WTE sites, including power plants in California. In addition, the increase is also as a result of the Company's Quezon project in The Philippines, which came on stream in the second quarter of 2000, as well as from the favorable bottom line impact of lower overhead, resulting from implementation of the organizational study the Company completed in the fourth quarter of 2000.

Revenues from continuing Energy operations for the three months ended March 31, 2001 reflect a decrease of $1 million from the comparable period in 2000. The decrease in revenues results from a $19 million decrease in revenues associated with the OEES environmental consulting business that was sold in November of 2000 and a $13 million reduction in construction revenues, $4 million of which applied to OEES. These decreases were partly offset by an increase in revenues of $31 million due to the factors noted above.

On a proforma per share basis, the results of the recurring energy business for the first quarter of 2001, amounted to $0.27, more than three times higher than the Company's $0.08 per share results for the comparable quarter a year ago. In addition to the factors previously noted, the 2001 first quarter benefited from a lower effective income tax rate, as well as lower interest expense (net).

OUTLOOK

Covanta continues to expect recurring proforma earnings per share (EPS) for 2001 for its Energy business of between $1.18 and $1.22. Embedded in this EPS projection is an expectation that recurring base Energy EBIT will aggregate approximately $120 to $123 million. The projected 17% growth in year-over-year EBIT is primarily due to a full year's operation of the Quezon facility, partial year operation of two new generating plants located in Asia, and one plant located in Europe and reduced overhead throughout the Company's operations, partially offset by lower construction revenues, reduced contribution from the Mammoth project, our 50%-owned geothermal facility in California and increased depreciation and operating costs as a result of Clean Air Act retrofits coming on-line.

                                      * * *

Covanta Energy Corporation is an internationally recognized designer, developer, owner and operator of power generation projects and provider of related infrastructure services. The Company's independent power business develops, structures, owns, operates and maintains projects that generate power for sale to utilities and industrial users worldwide. Its waste-to-energy facilities convert municipal solid waste into energy for numerous communities, predominantly in the United States. The Company also offers single-source design/build/operate capabilities for water and wastewater treatment infrastructures. Additional information about Covanta can be obtained via the Internet at www.covantaenergy.com, or through the Company's automated information system at 866-COVANTA (268-2682).

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but not limited to, expected earnings and future financial performance. Although Covanta believes that it is expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause Covanta's actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the following:

     - Economic, capital market and other business conditions effecting power generation enterprises specifically and commerce generally including interest, inflation and exchange rates; weather conditions; creditworthiness of customers and suppliers, changes in fuel costs and supply; unscheduled outages; environmental incidents; electric transmission restraints and risks and uncertainties associated with the recently deregulated energy industry;

     - Trade, monetary, fiscal, taxation, energy regulation and environmental policies of governments, agencies and similar organizations in geographic areas where Covanta has a financial interest;

     - Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission and similar entities with regulatory oversight, including without limitation the impact of newly adopted FASB 133 relating to accounting for derivatives which is effective beginning January 1, 2001. The impact of FASB 133 will vary between accounting periods based on changes in pricing of various items bought and sold by the Company.

     - Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

     - Limitations on Covanta's ability to control the development or operation of projects in which Covanta has less than 100% interest;

     - The lack of operating history at development projects provides only a limited basis for management to project the results of future operations.

                                      * * *

Contacts:         Investor Relations:
                  -------------------
                  Louis M. Walters, 973-882-7260

                  Media Relations:

                  Eric Berman, Adam Weiner, David Lilly
                  Kekst & Company, 212-521-4800

                           COVANTA ENERGY CORPORATION

                                    EARNINGS
                                 (000's Omitted)

                                                   Three months ended March 31,
                                             ------------------------------------------
                                                    2001                   2000
                                             -------------------    -------------------

ENERGY SEGMENT:
REVENUE
Energy Operations                             $         215,776      $         194,634
OEES                                                      8,111                 30,544
                                             -------------------    -------------------

TOTAL ENERGY REVENUE                                    223,887                225,178
                                             -------------------    -------------------

DIRECT COSTS
Energy Operations                                       177,887                169,504
OEES                                                      9,251                 31,799
                                             -------------------    -------------------
TOTAL ENERGY DIRECT COSTS                               187,138                201,303
                                             -------------------    -------------------
GROSS MARGIN
Energy Operations                                        37,889                 25,130
OEES                                                    (1,140)                (1,255)
                                             -------------------    -------------------
TOTAL ENERGY GROSS MARGIN                                36,749                 23,875
% of Revenue                                              16.41%                 10.60%

S.G.& A.
Energy Operations                                         8,862                  8,357
OEES                                                                             2,290
                                             -------------------    -------------------

TOTAL ENERGY S.G.& A.                                     8,862                 10,647
                                             -------------------    -------------------

ENERGY OPERATING INCOME
% of Revenue                                             27,887                 13,228
                                                          12.46%                  5.87%

Minority interests
                                                         (1,337)                (1,324)
                                             -------------------    -------------------

ENERGY EBIT                                              26,550                 11,904

OTHER SEGMENT - Operating loss                           (1,287)                (2,611)

Unallocated corporate overhead                           (3,750)                (5,585)
Interest-Net                                             (7,440)                (8,485)
                                             -------------------    -------------------

Pre-tax income (loss)                                    14,073                 (4,777)
Income taxes                                             (4,658)                   603
                                             -------------------    -------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                  9,415                 (4,174)
                                             -------------------    -------------------

LOSS FROM DISCONTINUED OPERATIONS
                                                                               (25,310)
                                             -------------------    -------------------

CONSOLIDATED NET INCOME (LOSS)                $          9,415       $         (29,484)
                                             -------------------    -------------------

EPS-Continuing operations
Basic                                        $            0.19       $           (0.08)
Fully Diluted                                $            0.19       $           (0.08)


EPS-Discontinued operations
Basic                                                                $           (0.51)
Fully Diluted                                                        $           (0.51)


EXHIBIT B

                    COVANTA ENERGY FIRST QUARTER 2001 RESULTS
                             CONFERENCE CALL SCRIPT

Operator: Good morning, everyone. And welcome to the Covanta Energy
          Corporation first quarter 2001 earnings conference call. Today's call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Treasurer of Covanta Energy, Mr. Lou Walters. Mr. Walters, please go ahead, sir.


LMW: Thank you, Operator, and good morning, everyone. By now you should have received our first quarter 2001 earnings release. If you do not have a copy, it is available on our Website at covantaenergy.com, as well via our automated information system at 1-866-COVANTA.

          Today's conference call is being broadcast live over the Internet on our Website and a re-broadcast will be available in the Investor Relations section of the Website for the next week.

          With me here today are Covanta Energy Corporation's Chief Executive Officer and President, Scott Mackin and the company's CFO Ed Moneypenny.

          Before we begin I'd like to read a short statement. This conference call includes forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, and Section 21-E of the Securities Exchange Act of 1934. Such statements include declarations regarding the intent, belief, or current expectations of the company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that can materially affect actual results as identified from time to time in the company's Reports and Registration Statements filed with the Securities and Exchange Commission.

          Now I'd like to turn the call over to Covanta Energy's President and CEO, Scott Mackin. Scott?


SGM:      Good morning everyone.

          I am going to let Ed focus on the earnings release this morning, which as you can see is a very positive one. In the interests of brevity, I would like today to focus only on updating things that have happened since our last call in March.

          Overall, the underlying Energy assets we have put in place continue to perform very well, and we remain in a very strong situation with respect to the fundamentals of our business, where energy and waste disposal pricing remain very firm and continue positive trends.

          Certainly, the hottest topic continues to be California. Since our last earnings call, as everyone knows, the PG&E utility subsidiary has filed for bankruptcy protection. There appears to be a very well respected judge assigned to the case, who is dealing with a situation with fairly uncharted waters. Covanta owns, in whole or part, eight qualifying facilities (QFs) with a net combined generating capacity of
          73.5 MW in PG&E's service territory.

          PG&E has relatively broad discretion to decide whether it wants to assume or reject any of our PPAs, and generally has until such time that it confirms an overall plan of reorganization to make that decision. Until that time, unless the Judge says otherwise, all the QF's have to continue to perform under the PPA's. However, in the interim, PG&E has stated that it intends to pay all the QF's 15 days in arrears for all post bankruptcy petition filing power supplied, and indeed their doing so is in compliance with a CPUC order. To date, PG&E has been making those payments to us, and we expect that to continue. Those payments are based on the CPUC posted SRAC rates, as required under the PPA's. At least some of the gas-fired QF's are not happy with the posted SRAC's, but our portfolio in CA is entirely renewable fuel-based.

          Now, looking forward, should PG&E ultimately reject our PPA's, we would be an unsecured creditor for amounts owed pre-bankruptcy petition. However, we would be free to sell the generation to other third parties in the energy starved California marketplace at market rates. On the other hand, assumption of the contracts would require PG&E to immediately pay us all past due amounts and we would continue with SRAC-based payments. Based upon the public statements of PG&E and forecasted energy rates, it appears likely they will assume these contracts and thus pay for past due amounts, although of course there are no guarantees.

          A number of QF's have filed motions in the bankruptcy case seeking, among other things, an immediate decision regarding the assumption or rejection of their QF contracts; authorization to suspend performance under their PPA's and instead sell power on the open market to third parties; and the ability to charge PG&E "market rates" instead of SRAC rates. That, again, is particularly an issue for gas-fired QF's, the way the SRAC is now being determined. To date, the Judge has not ruled on these motions, but hearings have begun and will continue in the coming weeks. While we have not filed any such motions with the bankruptcy court, we are actively monitoring the case and are regularly consulting with our attorneys and other QFs regarding the PG&E bankruptcy situation.

          As to Southern California Edison (SCE), Covanta owns all or part of 6 QF's with a net combined generating capacity of 133 MW within its service territory. SCE has also been complying with a recent CPUC order to make go-forward payments, and has been paying us at posted SRAC rates for power delivered since March 27th.

          There has been an enormous amount of press on SCE's efforts to stay out of bankruptcy through the realization of a deal to sell its transmission system to the State of California. That deal has taken the form of an MOU between SCE and the state, which is now pending before the California legislature for approval. In an effort to garner support for the MOU, there have been talks among SCE, the QF's and the State of California on how to deal with the ongoing crisis.

          Essentially, the deal being discussed with the QF'S would be to lock in energy rates that are below the current SRAC in exchange for certainty of 5-year pricing. At this point, the actual pricing, the time schedule for SCE to pay down amounts it owes and certain other matters are being heavily negotiated. Again, here, SCE's public and negotiating posture has been that every QF will get paid 100 cents on a dollar. However, as with PG&E, there are some disputes as to what is actually owed, in this case SCE taking a rather curious position that posted SRAC rates should be retroactively amended.

          While we are engaged directly in these talks, and the types of deals being discussed are somewhat reasonable to us, we really cannot be sure at all if a deal will be reached and whether the MOU will be approved by the legislature. So, from our perspective, there has been and still is a real possibility that SCE will ultimately be in bankruptcy, which would not be all bad.

          If SCE does go into bankruptcy, we would be in a position similar to the one we are in with PG&E. Certainly, the higher SRAC payments would continue for some time as opposed to the lower pricing being negotiated with SCE today. Again, SCE might reject some contracts, although once again the SRAC rates are lower than prevailing market rates. And, if they did, we could and would certainly sell into the open market.

          In any event, while I have no crystal ball, it would certainly seem that the SCE issue has to go one way or another within the next 60 days. So, we all should stay tuned.

          Elsewhere with our operating plants, the Quezon project in the Philippines completed the conversion of its construction financing to permanent financing on April 27, 2001. We took advantage of lower interest rates prevailing today to convert a US EXIM term loan to a US EXIM comprehensive guarantee of Private Export Financing Corporation debt, and this move reduced debt costs on over $400M of project debt by 90 basis points.

          Looking towards new projects, the California Energy Commission (CEC) issued a proposed favorable decision for our TMP project in April, which started a 30-day clock ticking towards getting CEC approval of the project. TMP's proposed decision is scheduled to be heard this week by the CEC. With respect to the project's PSD permit, an appeal has been filed with the USEPA, one we believe to be entirely without merit. We believe at this time that appeal will take two to three months to be concluded.

          In the meantime, we are in the process of procuring the equipment required to support a late 2003/early 2004 start-up of the project. We are also in active conversations with a number of potential partners for the project, who could provide value either as a power marketers, constructors or simply as equity providers, and we would expect to announce further commercial milestones this summer.

          In Spain, we have brought on line a small gas-fired project in the Murcia region, which services local industry, and we continue the permitting of the 400 MW plus gas fired El Gorgel facility nearby. We expect to obtain a permit for El Gorgel late this year or early next year.

          On the Water side, we expect to break ground on the Tampa Bay Desalinization project within the next few weeks. This is a $70M'ish in revenue construction event for us, over 18 months, and then we will operate for a fee of over $7M a year for 30 years. We expect this to be a trend-setting project and to position Covanta very well for other desalinization projects that may occur domestically but also as a prime player in the overall domestic design/build/operate water infrastructure market.

          Finally, our Annual Meeting will be held later this month, and at that time we expect to bring yet another new Director on to the Board with directly relevant experience, in this case Craig Mathews, the President and COO of Keyspan Corp., a well respected gas and electric utility.

          With that, before I turn the call over to Ed to walk you through the release, I want to take a moment to express my thanks to all the employees of Covanta who have worked so hard and so effectively to bring us to this point. I am very proud of our many employees who have remained solidly focused on our core energy assets and have been successful in building our profit to the point where this earnings release is such a positive one. Thank you to all. Ed?

EWM:      Thanks, Scott.

          First of all, the recurring base energy EBIT was $28 million, up some 87% from the First Quarter of 2000. On a consolidated basis, including expenses associated with non-core activities and corporate interest, the company reported consolidated net income of $9 million versus a consolidated net loss of $29 million for the Quarter ended March 31, 2000. On a consolidated basis, this is the first profitable quarter since the Second Quarter of 1999.

          Let me start with the non-energy results.

          For the current Quarter, the OTHER SEGMENT - OPERATING LOSS line on our P & I includes:

          - The results of operations of a company called DATACOM, a printer manufacturer located in Mexico that is targeted for sale this year.

          - It also includes some clean up activity applicable to our aviation and entertainment businesses that were shown as discontinued operations up until the end of 2000 and these assets are also targeted for sale.

          - Going forward, activity for this part of the Company's non-energy business should be minimal.

          Unallocated corporate overhead is just that.

          - The decrease in the First Quarter of 2001 reflects the overall reduction in G&A expenses associated with the non-energy part of our business.

          - Overtime, as we continue to transition to a pure play energy company, this will gradually disappear.

          Interest, net - I think this is also basically self-explanatory. It includes all net interest applicable to our business. However, for the Year 2000, interest associated with the aviation and entertainment businesses is included in the loss from discontinued operations.

          - The decrease in 2001 is basically due to having lower debt levels and more interest income (higher short-term investments) in the First Quarter of 2001 versus the same quarter a year ago.

          For the First Quarter of 2000, loss from discontinued operations applies solely to the company's entertainment and aviation businesses. As I mentioned at the earnings call at year-end, discontinued operations accounting no longer is applicable. Therefore, any remaining activity associated with these businesses is included with the other segment expenses.

          Let's focus now on our continuing ENERGY business.

          We think we had another great Quarter. Being up 87% versus 2000 in our recurring base EBIT is something we feel quite pleased with.

          - The increase in EBIT is largely due to increased production and favorable energy pricing at various IPP and waste-to-energy sites, including power plants in California.

          - The start up at Quezon in the second quarter of 2000 also made an important contribution in the 2001 First Quarter.

          - In addition, we had favorable bottom line impact from lower overhead at our operating units, which is a result of the implementation of the organizational study the company completed late last year.

          I want to pause for a moment and talk about the impact of California on our business:

          - As of March 31st, the outstanding accounts receivable from our California operations amounted to approximately $55 million (including receivables from our California partnerships at our 50% ownership level).

          - Of the $55 million, about $12 million applies to PG&E, while $43 million applies to SCE.

          - This amount is also after deducting a reserve of some $19 million or approximately 25% of the gross outstanding receivable balance.

          - As you may recall, we established a reserve of some $7 million at the end of 2000. The first quarter results include the impact of an additional $12 million (for a total of $19 million). If you exclude this charge, the recurring base EBIT for ENERGY would have been about $40 million.

          - The reserve covers future collectibility issues arising out of the overall situation in California. That would include disputes with PG&E and SCE regarding past pricing disagreements, as well as any issues arising out of the financial difficulty that the two California utilities are having.

          - I should also mention that we have been paid for the "going forward sales" by both PG&E and SCE in accordance with the PUC order issued on March 27.

          - To date that amounted to about $10 million.

-

          On a Proforma per share basis, our ENERGY business generated $.27, compared to $.08 for the same Quarter a Year ago. In addition to the very favorable increases in EBIT between these periods, we also expect a somewhat lower Effective Tax Rate for Energy for 2001 (approximately 32% versus 35% in 2000), due to the somewhat higher percent of foreign operations in 2001 versus last year. In addition, we also had about a million dollars less of net interest in the '01 First Quarter, versus the same quarter a year ago.

          OUTLOOK

          - As far as our expectations for the ENERGY Company for this year, our first quarter results strengthens our confidence even more that we will attain our targeted EPS range of $1.18 to $1.22 on a recurring basis. However, given that we are still very early in the year, we're going to stick with our forecast of $1.18 to $1.22 for 2001 at least for time being.

          - As I mentioned on our Year End Earnings Call, embedded in this EPS projection is an expectation of a recurring base energy EBIT range of approximately $120 million to $123 million, which is about a 17% increase over 2000.

          WITH THAT, LET'S OPEN IT UP FOR Q&A.